                            FIRST AGREEMENT AMENDING

                                MERGER AGREEMENT

     This First Agreement Amending the Merger Agreement between LIBERTY NATIONAL BANCORP, INC. (hereinafter called "LIBERTY") and AARON ACQUISITION CORPORATION (hereinafter called "ACQUISITION CORP.") and joined in by BANC ONE CORPORATION (hereinafter called "BANC ONE") is dated as of May 19, 1994.

                                   WITNESSETH

     WHEREAS, the parties hereto have entered into a Merger Agreement dated as of November 2, 1993 (hereinafter called the "Merger Agreement") providing for the merger of ACQUISITION CORP. into LIBERTY and the exchange of shares of BANC ONE Common Stock for the shares of LIBERTY Common Stock;

     WHEREAS, the Merger Agreement provides that prior to the time the merger of ACQUISITION CORP. into LIBERTY becomes effective, BANC ONE will transfer ownership of its subsidiary, Bank One, Lexington, National Association to ACQUISITION CORP; and

     WHEREAS the parties have determined that instead of transferring Bank One, Lexington, National Association to ACQUISITION CORP. prior to said merger it would be appropriate for BANC ONE to transfer ownership of Bank One, Lexington, National Association to the entity resulting from the merger of ACQUISITION CORP. and LIBERTY following said merger.

                             STATEMENT OF AMENDMENT

     NOW THEREFORE, the parties hereby agree that Section 10(k) of the Merger Agreement shall be and is hereby amended to read in its entirety as follows:

          (k) Immediately following the Merger, and prior to the time the Bank P&A becomes effective pursuant to the Bank P&A Agreement, BANC ONE will transfer direct ownership of the shares of BANK ONE LEXINGTON to the Surviving Corporation. If appropriate and necessary, prior to said transfer of direct ownership of the shares of BANK ONE LEXINGTON, BANC ONE, as the sole shareholder of BANK ONE LEXINGTON, will ratify and confirm the Bank P&A at a meeting of the shareholders of BANK ONE LEXINGTON held for such purpose or by means of a unanimous written consent of BANK ONE LEXINGTON shareholders adopted in lieu of a meeting to approve the Bank P&A and the Bank P&A Agreement.

     Except as amended by this Agreement, the Merger Agreement and the exhibits thereto remain in full force and effect without alteration or change. All capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Merger Agreement.

                                    Ex.2.4-1

     IN WITNESS WHEREOF, the parties hereto have set their hands on the date and in the year first above written.

ATTEST:                                BANC ONE CORPORATION

/s/ CHARLES F. ANDREWS                 By: /s/ ROMAN J. GERBER
- -----------------------------              -----------------------------------
Assistant Secretary                        Roman J. Gerber
                                           Executive Vice President

ATTEST:                                LIBERTY NATIONAL BANCORP, INC.

/s/ KATHRYN ROSS ARTERBERRY            By: /s/ MALCOLM B. CHANCEY, JR.
- -----------------------------              -----------------------------------
Assistant Secretary                        Malcolm B. Chancey, Jr.
                                           Chairman of the Board of Directors
                                           and Chief Executive Officer
ATTEST:
                                       AARON ACQUISITION CORPORATION
/s/ CHARLES F. ANDREWS
- -----------------------------
Charles F. Andrews                     By: /s/ ROMAN J. GERBER
Secretary                                  -----------------------------------
                                           Roman J. Gerber
                                           Chairman



















                                    Ex.2.4-2